Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 3, 2012 (the “Agreement”), is entered into among HECKMANN CORPORATION, a Delaware corporation (“Parent”), Rough Rider Acquisition, LLC, a Delaware limited liability company (“Purchaser”), and the principal stockholders of Parent whose signatures appear on the signature pages to this Agreement (each, a “Principal Stockholder” and together, the “Principal Stockholders”). Capitalized terms used and not otherwise defined herein have their respective meanings set for the Agreement and Plan of Merger by and among Parent, Purchaser, Badlands Energy, LLC, a North Dakota limited liability company (the “Company”) and Mark D. Johnsrud (the “Seller”) (as may be amended or modified from time to time, the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, concurrently herewith, Parent, Purchaser, Seller and the Company are entering into the Merger Agreement pursuant to which, at the Effective Time, Purchaser will be merged with and into the Company, following which the Purchaser shall continue as the Surviving Company (the “Merger”);

WHEREAS, as of the date hereof, each Principal Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.001 per share, of Parent (the “Parent Company Stock”) as set forth opposite such Principal Stockholder’s name on Exhibit A hereto (all such Parent Company Stock and any shares of Parent Company Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Principal Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, the member, manager or board of directors of the Purchaser and Parent, as applicable, have adopted resolutions adopting, approving and declaring advisable the Merger Agreement and transactions contemplated thereby;

WHEREAS, in accordance with Rule 312.03 of the New York Stock Exchange, the approval of the stockholders of Parent is required by a majority of votes cast at a meeting of stockholders for the issuance of a number of shares of Parent Company Stock pursuant to the Merger Agreement that will be upon issuance equal to or in excess of twenty percent (20%) of the number of shares of Parent Company Stock outstanding before such issuance (the “Parent Stockholder Approval”);

WHEREAS, as soon as practicable after the date of the Merger Agreement, Parent shall (i) file a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Parent for the Parent Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement to be mailed to Parent’s stockholders and (B) solicit proxies from its stockholders for the Parent Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of obtaining the Parent Stockholder Approval; and

WHEREAS, as a condition to the willingness of Seller and the Company to enter into the Merger Agreement, Seller and the Company have requested that the Principal Stockholders enter into this Agreement, and, in order to induce Purchaser, Parent, Seller and the Company to enter into the Merger Agreement, the Principal Stockholders have agreed to enter into this Agreement solely in each Principal Stockholder’s capacity as a stockholder of Parent.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01 Transfer of Shares. No Principal Stockholder shall, directly or indirectly, until the earlier of the termination of this Agreement or when the Parent Stockholder Approval is obtained (a) sell, pledge, encumber, assign, transfer, grant an option with respect to or otherwise dispose of any or all of such Principal Stockholder’s Shares or any interest in such Shares, (b) deposit any of such Principal Stockholder’s Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy with respect thereto (other than as contemplated herein), or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer, option with respect to, or other disposition of any Shares. Notwithstanding the provisions in the previous sentence, prior to the Effective Time, any Principal Stockholder may transfer, sell, exchange, pledge or otherwise dispose of or encumber, Shares (i) to any Affiliate of such Principal Stockholder, provided that each such transferee or assignee, prior to the completion of the transfer, sale, exchange, pledge or encumbrance, shall have executed documents assuming all of the obligations of such Principal Stockholder under this Agreement and shall have executed a proxy in the form attached hereto as Exhibit B (the “Proxy”) with respect to the transferred Shares and (ii) pursuant to a plan in effect as of the date of this Agreement in compliance with Rule 10b5-1 under the Exchange Act.

SECTION 1.02 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, each Principal Stockholder agrees to deliver to Purchaser the Proxy, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law. Such Proxy will survive the death, incompetence or disability of such Principal Stockholder. Each Principal Stockholder represents and warrants that any proxies heretofore given in respect of such Principal Stockholder’s Shares that may still be in effect are not irrevocable and that any such proxies are hereby revoked.

SECTION 1.03 Vote in Favor of the Parent Stockholder Approval. If for any reason the Proxy is deemed to be invalid, during the period commencing on the date hereof and terminating at the Effective Time, each Principal Stockholder, solely in such Principal Stockholder’s capacity as a stockholder of Parent, agrees to vote (or cause to be voted) all of his Shares at the Special Meeting, or any adjournment thereof (whether held directly or beneficially and whether now owned or hereafter acquired), in favor of the Parent Stockholder Approval. If a Principal

Stockholder is the beneficial owner, but not the record holder, of the Parent Company Stock, such Principal Stockholder agrees to take all commercially reasonable actions necessary to cause the record holder and any nominees to vote all of the Parent Company Stock in favor of the Parent Stockholder Approval.

SECTION 1.04 Termination. This Agreement, the Proxies granted hereunder and the obligations of the Principal Stockholders pursuant to this Agreement shall terminate upon the earliest of (a) the date of the termination of the Merger Agreement pursuant to Article 8 thereof, (b) the date upon which the Board of Directors of the Company approves or recommends a Superior Proposal and (c) the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF EACH PRINCIPAL STOCKHOLDER

Each Principal Stockholder hereby represents and warrants to Purchaser and Parent as follows:

SECTION 2.01 Authorization; Binding Agreement. Such Principal Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly executed and delivered by or on behalf of such Principal Stockholder and, assuming the due authorization, execution and delivery by or on behalf of Parent and Purchaser and, in the case of the Agreement the other Principal Stockholders, constitute the legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) Assuming the expiration or termination of the waiting period under the HSR Act, the filing of proxy materials with the SEC and compliance with the Exchange Act, the execution and delivery of this Agreement and the grant of the Proxy to Purchaser by such Principal Stockholder does not, and the performance of this Agreement and the grant of the Proxy to Purchaser by such Principal Stockholder will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to such Principal Stockholder or by which such Principal Stockholder or any of such Principal Stockholder’s material properties or assets is bound or affected, or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of such Principal Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Principal Stockholder is a party or by which such Principal Stockholder or any of such Principal Stockholder’s material properties or assets is bound or affected; except in the case of the foregoing clauses (i) and (ii), where such violation, conflict, breach, default, right of termination, amendment, acceleration or cancellation, lien, encumbrance or restriction would not, or would reasonably be expected not to, prevent or materially delay the performance by such Principal Stockholder of such Principal Stockholder’s obligations under this Agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Principal Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Principal Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to Purchaser by such Principal Stockholder does not, and the performance of this Agreement and the grant of the Proxy to Purchaser by such Principal Stockholder will not, require any consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign, except as may be required under the Exchange Act, or the HSR Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, or would reasonably be expected not to, prevent or materially delay the performance by such Principal Stockholder of such Principal Stockholder’s obligations under this Agreement.

SECTION 2.03 Litigation. With respect to such Principal Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Principal Stockholder, threatened against or affecting, such Principal Stockholder or any of his properties or assets (including the Shares) that could reasonably be expected to impair the ability of such Principal Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

SECTION 2.04 Title to Shares. As of the date of this Agreement, such Principal Stockholder is the record or beneficial owner of the Shares set forth opposite the Principal Stockholder’s name on Exhibit A hereto, free and clear of all liens, encumbrances, claims, proxies or voting restrictions. The Shares, including the options, warrants or other rights to acquire such Shares, set forth opposite such Principal Stockholder’s name on Exhibit A hereto, are all of the securities of Parent owned, directly or indirectly, of record or beneficially by such Principal Stockholder on the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to each Principal Stockholder as follows:

SECTION 3.01 Authorization; Binding Agreement. Each of Parent and Purchaser has all legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by or on behalf of Parent and Purchaser and, assuming the due authorization, execution and delivery by or on behalf of the

Principal Stockholders, constitutes the legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.

SECTION 3.02 No Conflict; Required Filings and Consents.

(a) Assuming the expiration or termination of the waiting period under the HSR Act, the execution and delivery of this Agreement by Parent and Purchaser will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which Parent or Purchaser or any of Parent or Purchaser’s material properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation, Bylaws, Operating Agreement or other equivalent organizational documents of Parent or Purchaser, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of Parent’s or Purchaser’s material properties or assets is bound or affected; except in the case of the foregoing clauses (i), (ii) and (iii), where such violation, conflict, breach, default, right of termination, amendment, acceleration or cancellation, lien, encumbrance or restriction would not, or would reasonably be expected not to, prevent or materially delay the performance by Parent or Purchaser of any of their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign, except as may be required under the Exchange Act, or the HSR Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, or would reasonably be expected not to, prevent or materially delay the performance by Parent or Purchaser of Parent or Purchaser’s obligations under this Agreement.

ARTICLE IV

COVENANTS OF EACH PRINCIPAL STOCKHOLDER

SECTION 4.01 Further Assurances. From time to time and without additional consideration, each Principal Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Purchaser and Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 4.02 Additional Shares. Each Principal Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Purchaser of any new Shares acquired by such Principal Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Principal Stockholder on the date hereof.

SECTION 4.03 Stockholder Capacity. Notwithstanding anything herein to the contrary, no Principal Stockholder makes any agreement or understanding herein in his capacity as a director or officer of Parent, and the agreements set forth herein shall not be construed to prohibit, limit or in any way restrict any Principal Stockholder in the exercise of his fiduciary duties as a director or officer of Parent or limit or affect any actions taken by any Principal Stockholder in his capacity as an officer or director of Parent. Each Principal Stockholder has executed this Agreement solely in his capacity as the record and/or beneficial holder of the Shares.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.02 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, except as provided in Section 1.01 of this Agreement, any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by a Principal Stockholder without the prior written consent of Purchaser or Parent shall be void.

SECTION 5.03 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 5.04 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when sent by email, delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

Notices to Purchaser or Parent:

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Facsimile: (412) 291-3142

Attention: Damian Georgino

E-mail: damian.georgino@heckmanncorp.com

with a copy to (which shall not constitute notice):

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Facsimile: (412) 288-3063

Attention: Nicholas Bonarrigo

E-mail: nbonarrigo@reedsmith.com

Notices to Seller and Company:

Badlands Energy, LLC

3711 4th Avenue NE

Watford City, North Dakota 58854-7027

Facsimile: (701) 842-4741

Attention: Mark D. Johnsrud, President

E-mail: mjohnsrud@powerfuels.com

with a copy to (which shall not constitute notice):

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Facsimile: (212) 909-0834

Attention: Kevin Collins

E-mail: kcollins@jenner.com

If to a Principal Stockholder at the address and facsimile number set forth under his name on the signature page hereof.

SECTION 5.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 5.07 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Principal Stockholder agrees that, in the event of any breach or threatened breach by such Principal Stockholder of any covenant or obligation contained in this Agreement, Purchaser and Parent shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

SECTION 5.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (b) each of the parties irrevocably consents to service of process by registered or certified mail, postage prepaid, to such party at the address provided for in Section 5.04 of this Agreement.

SECTION 5.09 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.10 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.11 Survival. The representations, warranties and agreement of the parties contained in this Agreement shall not survive the termination of this Agreement; provided, that no such termination shall relieve any party hereto from any liability from an intentional breach of this Agreement prior to the date of termination.

SECTION 5.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Purchaser or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Principal Stockholders, and none of Parent, Purchaser nor any of their respective Affiliates shall exercise any power or authority to direct any Principal Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Purchaser and each Principal Stockholder has executed this Agreement as of the date first written above.

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Executive Vice President

ROUGH RIDER ACQUISITION, LLC

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Vice President

/s/ Richard J. Heckmann	/s/ Charles R. Gordon
Richard J. Heckmann c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	Charles R. Gordon c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

/s/ Robert B. Simonds, Jr.	/s/ Brian R. Anderson
Robert B. Simonds, Jr. c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	Brian R. Anderson c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

/s/ W. Christopher Chisholm	/s/ Damian C. Georgino
W. Christopher Chisholm c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	Damian C. Georgino c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

[Signature Page to Voting Agreement]

/s/ Lou Holtz	/s/ J. Danforth Quayle
Lou Holtz c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	J. Danforth Quayle c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

/s/ Alfred E. Osborne, Jr.	/s/ Andrew D. Seidel
Alfred E. Osborne, Jr. c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	Andrew D. Seidel c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

/s/ Edward A. Barkett	/s/ Kevin L. Spence
Edward A. Barkett c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983	Kevin L. Spence c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Fax: 412-291-1983

[Signature Page to Voting Agreement]

EXHIBIT A

SHARES OWNED (as of March 5, 2012)

Name of Principal Stockholder	Total Number of Shares of Parent Common Stock		% of Parent Common Stock
Richard J. Heckmann	12,349,236	[1]	9.74
Charles R. Gordon	650,000	[2]	**
Robert B. Simonds, Jr.	600,000	[3]	**
Brian R. Anderson	405,000	[4]	**
W. Christopher Chisholm	300,000	[5]	**
Damian C. Georgino	252,000	[6]	**
Lou Holtz	222,232		**
J. Danforth Quayle	169,616	[7]	**
Alfred E. Osborne, Jr.	130,616	[8]	**
Andrew D. Seidel	81,000	[9]	**
Edward A. Barkett	54,000		**
Kevin L. Spence	14,000		**
Principal Stockholders as a group	15,227,700		12.02

**	= less than 1% ownership.

[1]

Mr. Heckmann beneficially owns 12,349,236 shares of common stock as follows: (i) Mr. Heckmann holds of record 181,500 shares of common stock, (ii) Mr. Heckmann is deemed to be the indirect owner of 29,000 shares of common stock that are held of record by Mr. Heckmann’s spouse, Wendy Hope Heckmann, (iii) Mr. Heckmann is deemed to be the indirect owner of 9,000 shares of common stock that are held of record by two of his children, each of whom resides with Mr. Heckmann, (iv) Mr. Heckmann indirectly owns 12,129,736 shares of common stock that are held of record by Heckmann Acquisition, LLC, a Delaware limited liability company, of which Heckmann Enterprises, Inc., a California corporation, is the sole member; Mr. Heckmann is sole shareholder of Heckmann Enterprises, Inc.

[2]

Includes 500,000 shares of employee stock options, 166,666.33 shares of which vested on October 7, 2011, and 166,666.33 shares vesting on completion of each additional full year of service thereafter, until fully vested; and includes 100,000 shares of employee stock options, with 33,333.33 shares vesting on October 3, 2012, and 33,333.33 shares vesting on completion of each additional full year of service thereafter, until fully vested.

[3]

Includes 500,000 shares of employee stock options, 166,666.33 shares of which vested on October 7, 2011, and 166,666.33 shares vesting on completion of each additional full year of service thereafter, until fully vested.

[4]

Includes 135,000 shares of employee stock options, 45,000 shares of which vested on August 13, 2010, and 45,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.

[5]

Includes 150,000 shares of employee stock options, with 50,000 shares vesting on November 15, 2012, and 50,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.

[6]

Includes 150,000 shares of employee stock options, 50,000 shares of which vested on December 3, 2011, and 50,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.

[7]	Includes 110,616 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust and 25,000 shares that are held of record by the BTC Inc. Retirement Trust.
[8]	Includes 106,616 shares that are held of record by the Alfred E. Osborne Jr. and Nancy Rahnasto Osborne Trust.
[9]	Includes 44,000 shares that are held of record by the Andrew D. Seidel Living Trust.

EXHIBIT B

IRREVOCABLE PROXY

The undersigned,                     (the “Principal Stockholder”) hereby irrevocably grants to, and appoints, Heckmann Corporation, a Delaware corporation (“Parent”) (or any successor thereto) and any individual designated in writing by Parent (or any successor thereto), as the Principal Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Principal Stockholder, to vote the Principal Stockholder’s Shares (as defined in the Voting Agreement, dated as of             , 2012 (the “Voting Agreement”), by and among Parent, Rough Rider Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and the Principal Stockholder), or grant a consent or approval in respect of the Shares solely with respect to the matters described in Section 1.03 of the Voting Agreement, and in the manner contemplated by and in accordance with Section 1.03 of the Voting Agreement. The Principal Stockholder hereby affirms that this irrevocable proxy is given in connection with the Merger Agreement (as defined in the Voting Agreement) and is therefore coupled with an interest. The Principal Stockholder hereby further affirms that this irrevocable proxy may not be revoked under any circumstance. This irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law, as amended. The irrevocable proxy granted hereunder shall automatically terminate upon termination of the Voting Agreement in accordance with Section 1.04 thereof.

Dated:             , 2012

Signature of Principal Stockholder:

Print Name of Principal Stockholder:

Title of Principal Stockholder (if applicable):

Shares beneficially owned:

Stock	Number of Common
Common Stock
TOTAL